Exhibit 10.4

Manitex International, Inc.

Nonqualified Stock Option Award Agreement

This Nonqualified Stock Option Award Agreement (“Agreement”) is made and entered into as of May 3, 2022 (the “Grant Date”), by and between Manitex International, Inc., a Michigan corporation (“Company”), and Mike Coffey (“Participant”) (the Company and Participant, each, a “Party”).

1. Grant of Stock Option. The Company hereby grants to Participant an option (“Option”) to purchase 100,000 shares of common stock, no par value per share (“Common Stock”) of the Company (“Option Shares”) at the Exercise Price set forth below. The Option shall vest as to one-third of the Option Shares on each of April 11, 2023, April 11, 2024, and April 11, 2025 (with any fractional shares vesting on the last vesting date), subject to Participant’s continued service with the Company on each vesting date. The grant of the Option is made in consideration of the services rendered by Participant to the Company and is subject to the terms and conditions set forth herein.

2. Exercise Price. The Option shall have an Exercise Price per Option Share equal to $7.60, which is the fair market value per share on the Grant Date, determined as the closing price of the Company’s common stock on The NASDAQ Stock Market on the Grant Date.

3. Term. The Option will expire on the date that is ten years after the Grant Date (“Expiration Date”), and shall terminate and be of no further force or effect as of such Expiration Date, subject to earlier termination as provided in this Agreement.

4. Exercise. To exercise the Option, Participant must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A (“Exercise Agreement”), which shall include the following: Participant’s election to exercise the Option; the number of shares of Common Stock being purchased; any restrictions imposed on the shares; and any representations, warranties and agreements regarding Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.

5. Payment of Exercise Price. The entire Exercise Price of the Option shall be payable in full by cash or check at the time of exercise, unless another form of legal consideration is designated by the Company.

6. Taxes. The Company reserves the right to withhold, in accordance with any applicable laws, from any consideration payable to Participant any taxes required to be withheld by federal, state or local law with respect to the Option. If the amount of any consideration payable to Participant is insufficient to pay any such taxes or if no consideration is payable to Participant, upon the request of the Company, Participant shall pay to the Company in cash or cash equivalent an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements it may incur with respect to the Option. Notwithstanding any action the Company takes or does not take with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and the Company: (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate Participant’s liability for Tax-Related Items.

7. Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to the Company, the Company shall issue the shares of Common Stock registered in the name of Participant, or Participant’s authorized legal representative.

8. No Right to Continued Service; No Rights as Shareholder. Neither this Agreement nor the Option shall confer upon Participant any right to be retained as a consultant or other service provider of the Company. Further, nothing in this Agreement or the Option shall be construed to limit the discretion of the Company to terminate Participant’s continuous service at any time. Participant shall not have any rights as a shareholder with respect to any shares of Common Stock subject to the Option prior to the date of exercise of the Option.

9. Compliance with Law. The exercise of the Option and the issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. Participant understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

10. Clawback Policy. Notwithstanding any other provisions herein, the Company may cancel the Option, require reimbursement of the amounts received in respect of the Option, and affect any other right of recoupment of equity or other compensation provided in accordance with any Company policies that may be adopted and/or modified from time to time (the “Clawback Policy”). In addition, you may be required to repay to the Company previously paid compensation in accordance with the Clawback Policy. By accepting this Option, you are agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

11. Amendment. The Company has the right to amend, alter, suspend, discontinue or cancel the Option and this Agreement, prospectively or retroactively; provided, that, no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.

12. Interpretation. This terms of Agreement and the shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement and any determination made by the Committee pursuant to this Agreement shall be final, binding and conclusive. “Committee” shall mean the Compensation Committee of the Board of Directors of the Company, or, in the alternative, a committee of the Board of Directors of the Company designated by such Board to administer this award and comprised solely of not less than two directors, each of whom will be a “non-employee director” within the meaning of Rule 16b-3 (as promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, or any successor rule or regulation thereto).

13. Miscellaneous.

a. Successors and Assigns. Either the Company or Participant may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company and Participant.

b. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer any rights or remedies on any persons other than the Parties and their respective successors or assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of third persons to any Party. No provision of this Agreement shall give any third person any right of subrogation or action over or against any Party.

c. Notice. Any notice, instruction or communication required or permitted to be given under this Agreement to any Party shall be in writing and shall be deemed given when actually received or, if earlier, five days after deposit in the United States mail by certified or express mail, return receipt requested, first class postage prepaid, addressed to the principal office of such Party or to such other address as such Party may request by written notice.

d. Waiver. Either Party may waive compliance by the other Party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the Party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

e. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

f. Governing Law. This Agreement and the Plan shall be governed by and construed in accordance with the laws of the State of Michigan without regard to conflicts of law.

g. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof. This Agreement supersedes all previous agreements between the Parties, and there are now no agreements, representations or warranties between the Parties, other than those set forth herein.

h. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

i. Acceptance. Participant hereby acknowledges receipt of this Agreement. Participant has read and understands the terms and provisions hereof, and accepts the Option subject to all of the terms and conditions of this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the underlying shares and that Participant should consult a tax advisor prior to such exercise or disposition.

j. Section 409A. This Agreement will be interpreted to the greatest extent possible in a manner that makes the award exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent not so exempt, in compliance with the requirements imposed by Section 409A of the Code. If any provision herein would result in the imposition of an additional tax under Section 409A of the Code, you agree that this Agreement will be reformed to avoid imposition, to the extent possible, of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect your rights under this Agreement. You further agree that the Company, in the exercise of its sole discretion and without your consent, may amend or modify this Agreement in any manner and delay the payment of any amounts payable pursuant to this Agreement to the extent necessary to meet the requirements of Section 409A of the Code as the Company deems appropriate or desirable. The Company makes no representation that this Agreement complies with Section 409A of the Code and shall have no liability to you for any failure to comply with Section 409A of the Code.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of the Company by an authorized representative of the Company and on behalf of Participant by an authorized representative of Participant as of the date and year first written above.

MANITEX INTERNATIONAL, INC.

By:	/s/ David J. Langevin
Name:	David J. Langevin
Title:	Executive Chairman and Director

PARTICIPANT

By:	/s/ Mike Coffey
Name:	Mike Coffey

Exhibit A – Form of Exercise Agreement

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, IL 60455

Date: ____________________

Ladies and Gentlemen:

This letter constitutes notice under the Nonqualified Stock Option Award Agreement entered into as of the grant date stated below, by and between Manitex International, Inc. and Mike Coffey (“Participant”), Participant elects to purchase the number of shares for the price set forth below.

Stock option grant date:	May 3, 2022

Number of shares as to which option is exercised:

Certificates to be issued in name of:

Exercise price per share:	$______________________

Total exercise price:	$______________________

Payment delivered herewith:	$______________________

Form of payment:	____ Cash or check

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Manitex International, Inc. Nonqualified Stock Option Award Agreement and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

Submitted By:

Participant

By:
Name:	Mike Coffey

Accepted By:

MANITEX INTERNATIONAL, INC.

By:
Name:
Title: